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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number:
                                    000-21910

             (Exact name of registrant as specified in its charter)
                                KIDS MART, INC.

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             C/o Donald S. Rosenberg
                           Rosenberg, Reisman & Stein
                           S.E. 3rd Avenue, Suite 2600
                              Miami, Florida 33131
                                 (305) 358-2600

            (Title of each class of securities covered by this Form)
                    Common Stock, par value $0.0001 per share

          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or notice date: 80





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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Kids Mart, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE: July 22, 1997                 By: /s/ Bernie Tessler
                                                 -----------------------------
                                             Benard Tessler,
                                             Chairman of the Board, President,
                                             and Chief Executive Officer






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